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                                                              File No. 333-85481

                      Securities and Exchange Commission
                            Washington, D.C.  20549
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             APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                         eMed Technologies Corporation
                         -----------------------------
                             (Name of Registrant)



        Delaware                                        04-3155965
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(State of Incorporation)                   (IRS employer identification number)



              25 Hartwell Avenue, Lexington, Massachusetts 02421
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                          (Principal office address)



     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned agent for service named in the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-85481 relating to shares of Common Stock (the "Shares") of eMed Technologies Corporation, hereby requests that the Registration Statement be withdrawn, effective immediately. eMed Technologies Corporation no longer intends to sell the Shares. None of the Shares have been sold.


                                    eMED TECHNOLOGIES CORPORATION

                                    By  /s/ SCOTT S. SHELDON
                                        --------------------
                                         Scott S. Sheldon
                                         Agent for Service named
                                         in Registration Statement